RELEASE DATE: 3/31/00

BAXTER AGREES TO EXTEND LOAN MATURITY TO APRIL 7 AS DISCUSSIONS CONTINUE

Columbia, Maryland - March 31, 2000, North American Vaccine (AMEX: NVX) announced today that it is continuing to discuss with Baxter International Inc. matters in connection with the Share Exchange Agreement. Baxter has proposed that the parties modify the existing Share Exchange Agreement based on concerns which include the Company's failure to complete manufacturing of a two month supply of NeisVac-C(TM) and obtain United Kingdom regulatory approval for NeisVac-C(TM) prior to the specified April 1 deadline. The Company's Board of Directors is considering its options during these discussions.

The discussions have involved proposals that include, among other things, a reduction in the purchase price, the terms under which additional financing would be available to the Company, an extension of the date by which conditions to closing are to be satisfied, additional conditions to closing and changes to existing conditions to closing, the outside date for termination of the Share Exchange Agreement, and an early termination of the Share Exchange Agreement. There can be no assurances as to whether the Company and Baxter will reach an agreement with respect to a mutually acceptable modification to the Share Exchange Agreement or mutually acceptable termination arrangements or as to the timing of any such agreement. If the parties are unable to reach such an agreement and Baxter determines not to waive the conditions to closing which the Company is unable to meet, Baxter will not be obligated to close on the acquisition transaction and the Company will continue to be bound by the terms of the Share Exchange Agreement through at least May 31, 2000. Baxter has advised the Company that it does not intend to terminate the Share Exchange Agreement. The parties have agreed to an extension of the maturity of the Company's credit facility with the Bank of America so that the credit facility will come due and payable on April 7, 2000 rather than March 31, 2000 in order to facilitate further discussions by Baxter and the Company. The line of credit is secured by a pledge of all of the Company's otherwise unencumbered assets. There can be no assurances that the maturity of the credit facility will be extended further or that the Company will be able to refinance this indebtedness or obtain financing for its continued operations. If the Company cannot obtain financing, there can be no assurance that the Company can continue its operations for any period of time without seeking bankruptcy protection.

North American Vaccine, Inc. is engaged in the research, development, production and sales of vaccines for the prevention of human infectious diseases. North American Vaccine news releases are available on the Company's web site at http://www.nava.com.

This press release contains certain forward looking statements, which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including discussions on modifying the Share Exchange Agreement, prospects for completing discussions with Baxter, and prospects for financing. Investors are cautioned that forward looking statements involve risks and uncertainties that may affect the Company's business and prospects, including developing mutually acceptable modifications to the Share Exchange Agreement with Baxter, successfully completing any contemplated transaction, developing

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alternative financing, and all as discussed in the Company's filings with the
U.S. Securities and Exchange Commission, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CONTACT: Tom Newberry, Director, Investor Relations, North American Vaccine, Inc., 10150 Old Columbia Road, Columbia, MD 21046, (410) 309-7121.


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